EXHIBIT 2.2

                                    AGREEMENT

         THIS AGREEMENT, made as of this 22nd day of September, 2006, by and between Argus Investors' Counsel, Inc. ("Argus"), a New York corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.


                                   WITNESSETH:

         WHEREAS, Argus is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         WHEREAS, all proprietary rights to the service mark "Argus" (the "Property") are owned by Argus;

         WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

         WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest substantially all of its assets in securities selected by Argus in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Trusts");

         WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts;

         WHEREAS, Van Kampen further desires the services of Argus in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and the investment concerns and strategies of Argus; and

         WHEREAS, Argus is willing to license the Property to Van Kampen and the Trusts and Argus is willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Argus hereby grants to Van Kampen and the Trusts, a license to use and refer within the United States to the Property in connection with the Trusts in such manner as may be deemed to be appropriate by Van Kampen, subject to the prior approval of Argus, which approval shall not be unreasonably withheld.

         (b) Argus covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the creation, offering or operation of the Trusts.

         (c) Argus represents and warrants that it owns all proprietary rights in and to the Property and any security selection strategy developed by Argus and used in connection with the services provided under Section 2 hereof (a "Strategy") for use in connection with the creation and distribution of unit investment trusts and in connection with the provision of the services contemplated by this Agreement and has the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

         (d) Van Kampen, on behalf of the Trusts, acknowledges that Argus has represented and warranted that the Property and any Strategy are the exclusive property of Argus and that Argus has and retains all proprietary rights thereto except to the extent otherwise provided herein. Except as otherwise specifically provided herein, Argus reserves all rights to the Property and any Strategy, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Property or a Strategy.

         2. Identification of Securities. (a) During the term of this Agreement, Van Kampen shall provide Argus with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, Argus will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of all securities that fit within the parameters described in Exhibit A in connection with each Trust (the "Identified Securities"). Such Identified Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of Argus, which approval will not be unreasonably withheld.

         (b) Argus will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. Argus also agrees to review and comment upon disclosure in the Registration Statement referred to in Section 12 hereof.

         (c) Argus shall periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Trust at a time and place mutually agreed upon by the parties. With the prior consent of Argus, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

         (d) Van Kampen acknowledges receipt of the disclosure statement of Argus, as required by Rule 204-3 under the Advisers Act, not less than forty-eight (48) hours prior to entering into this Agreement.

         3. Argus' Services Unique. Argus and Van Kampen agree that the services to be performed by Argus as set forth in Section 2 herein are unique and may not be performed by anyone other than Argus.

         4. Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of the Trusts, agrees that each Trust shall pay Argus an annual fee during the term of such Trust equal to six basis points (0.06%) of the average daily net asset value of such Trust. Such fee shall be paid within thirty (30) days following the close of each calendar quarter in which it is incurred and will be based on the average daily net asset value of the related Trust during such calendar quarter as determined as of the end of such calendar quarter.

         (b) For the services to be performed pursuant to Section 2, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Argus a fee equal to six basis points (0.06%) of the net asset value of such Trust as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to Argus within thirty (30) days following the end of the initial offering period of such Trust.

         5. Term. Subject to Section 8, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth (5th) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.

         6. Assignment. Neither of the parties hereto may assign (including within the meaning of the Advisers Act) its respective rights and obligations under this Agreement without the prior written consent of the other.

         7. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Argus, and that any services performed hereunder by Argus shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. Argus shall have no authority whatsoever to bind Van Kampen or any Trust on any agreement or obligation and Argus agrees that Argus shall not hold itself out as an employee or agent of Van Kampen or any Trust. Van Kampen shall have no authority whatsoever to bind Argus on any agreement or obligation and Van Kampen agrees that Van Kampen shall not hold itself out as an employee or agent of Argus.

         8. Termination. (a) Argus may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Argus that is not remedied within ten (10) business days after written notice thereof.

         (c) Argus and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

         (d) Any termination under Section 8(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

         9. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to a party shall not be disclosed by the other party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section 9 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 9, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section 9 shall survive the termination of this Agreement.

         10. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

         (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, Argus may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by Argus or in response to questions of the media or others, without Van Kampen's prior written consent, except that Argus may state that Argus licenses the Property to the Trusts and may describe the services provided under this Agreement to the extent that such services are described in any registration statement or other publicly available materials produced by Van Kampen.

         11. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against Argus or any of Argus' affiliates that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, Argus or Argus' affiliates, as the case may be, shall promptly notify Van Kampen and Van Kampen shall defend such claim at its expense and under its control. Van Kampen shall indemnify and hold harmless Argus and Argus' affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Argus or Argus' affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Argus nor any of Argus' affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Argus or Argus' affiliates.

         (b) By Argus. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Argus of its obligations hereunder, or the failure of Argus or any of Argus' affiliates, as the case may be, to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Argus and Argus shall defend such claim at its expense and under its control. Argus shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Argus shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

         (c) The indemnifications set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever.

         12. Review of Registration Statement. Argus hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing Argus and the securities selection process. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B.

         13. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

         14. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

         15. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

         16. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

                  If to Argus:

                                    100 Prospect Street, South Tower
                                    Stamford, CT  06901
                                    Attn:  Sharon D. Wagoner

                                    With copy to:

                                    Argus Investors' Counsel, Inc.
                                    100 Prospect Street, South Tower
                                    Stamford, CT  06901
                                    Attn:  Office of the General Counsel

                  If to Van Kampen:

                                    1 Parkview Plaza
                                    P.O. Box 5555
                                    Oakbrook Terrace, IL 60181-5555
                                    Attn:  Steve Massoni

                                    With copy to:

                                    Van Kampen Funds Inc.
                                    1221 Avenue of the Americas
                                    New York, NY 10020
                                    Attn:  Office of the General Counsel

         Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

         17. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.


VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




ARGUS INVESTORS' COUNSEL, INC.

By:_______________________________

Name: ____________________________

Title:______________________________


                                    EXHIBIT A

         The portfolio of each Trust will consist of securities issued by companies identified by Argus as underperforming companies and as potential targets of shareholder activists. The selection process shall use (1) a valuation component designed to identify underperforming stocks, (2) a component designed to identify potential targets of shareholder activism, (3) analysis of liquidity of securities based on the estimated size of the related Trust and (4) such other criteria as may be deemed appropriate by Argus and acceptable to Van Kampen. The valuation component shall consist of such valuation screens as may determined by Argus and acceptable to Van Kampen, which screens may include, but not necessarily be limited to, analysis of price performance, total return, earnings trends and market capitalization. The activism component shall include an analysis of such factors as may be determined by Argus and acceptable to Van Kampen, which factors may include, but not necessarily be limited to, the number of shareholder activists owning a security, the percentage of outstanding shares of a security held by activists and timeliness of regulatory filings relating to security ownership.


                                    EXHIBIT B


                             Registration Statement


                                    Attached